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                                                                Exhibit 99.1




FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
203.642.5903



          TRANS-LUX REPORTS SALE OF ENTERTAINMENT DIVISION


NORWALK, CT, July 21, 2008 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and operator of cinemas, announced today that the company has sold its Entertainment division as planned to private equity firm Marwit Capital of Newport Beach, CA effective July 15th. Jesup & Lamont Securities Corporation acted as exclusive financial advisor for the Company in connection with this transaction. It is anticipated that Stephen J. DeGroat, former Chairman and CEO of Jesup & Lamont will continue advising on a non-exclusive basis on certain financial matters to assist in the Company's future growth plan for the Display Division.


The assets of the Entertainment division sold included 10 theatres and 69 screens in New Mexico, Colorado, Arizona and Wyoming. The purchase price of $24.5 million includes the assumption of approximately $16.7 million in debt, and with potential additional purchase price of up to $2.3 million based on the performance of increased theatre operations at the DreamCatcher Cinema, which was expanded from a six-plex to a 10-plex in May 2008. Marwit Capital also has a six-month option to purchase raw land from the Company in Silver City, New Mexico. Matthew Brandt and Thomas Brandt, executive officers of the Company, will become full time officers of the Buyer managing the theatre business purchased. The Company has agreed not to compete in the theatre business in the Western states of the United States for five years and has licensed the name "Trans-Lux Theatres" in connection with such movie theatre circuit. The Company has received an opinion from an independent third party that the transaction is fair to the stockholders of the Company from a financial point of view. The net proceeds of the sale are being utilized to prepay long-term debt of the Company to People's United Bank.

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Trans-Lux / 2


Trans-Lux is a full service, worldwide leader in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, advertising, corporate, retail, transportation, entertainment and sports industries. For more information, please visit our web site at www.trans-lux.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.